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                                                                   Exhibit 10.19

                                                               EXECUTION VERSION

                       OPTION AND JOINT VENTURE AGREEMENT

            THIS AGREEMENT is made as of the 15th day of March, 2001, by and between MINERA ANDES INC., a corporation formed under the laws of Canada ("MAI"), MINERA ANDES S.A., a corporation formed under the laws of Argentina ("MASA") and MAURICIO HOCHSCHILD & CIA. LTDA., a corporation formed under the laws of Peru ("MHC").

            WHEREAS, MAI, through its wholly-owned subsidiary MASA, owns or holds the right to explore, and has applied for exploitation concessions in respect of, certain areas of interest located in the Deseado Massif of the Province of Santa Cruz, Argentina, including, but not limited to, the areas of interest referred to as Huevos Verdes, El Pluma Oeste, Saavedra Oeste, Saavedra Central and La Sorpresa, all as more particularly described in Schedule A hereto (all such rights to explore, applications for exploitation concessions, resulting exploitation concessions, and any related easements, rights-of-way, permits, filings and proceedings being herein referred to as the "Rights"); and

            WHEREAS, MAI wishes to grant MHC an option to acquire an interest in the Rights by (i) causing MASA to transfer all the Rights to a newly formed corporation organized under the laws of Argentina and wholly owned, directly or indirectly, by MAI ("Newco") and (ii) granting to MHC an option to acquire fifty-one percent (51%) or more of the share capital of Newco, all on the terms and subject to the conditions of this Agreement;

            NOW, THEREFORE, in consideration of the premises and of the mutual promises, covenants, agreements, representations and warranties contained in this Agreement, and intending to be legally bound, the parties hereto agree as follows:

1. DEFINITIONS

1.1 For the purposes of this Agreement, the following words and expressions shall have the meanings indicated:

      (a) "Affiliate" means with respect to any person, any other person controlling, controlled by or under common control with such person.

      (b)   "Capital Advances" shall have the meaning set forth in Section 4.6.

      (c) "Cash Payments" means any of the cash payments owing by MHC to MAI under Article 5.

      (d) "Development" means all preparation for the removal and recovery of minerals not constituting Exploration, including the construction, installation or expansion
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            of a Pilot Plant or a full scale mine or mill or any other improvements to be used for the mining of minerals, prior to the commencement of commercial production of minerals either from a Pilot Plant or full scale mine on the Property.

      (e) "Expenditures" mean all cash, expenses, obligations and liabilities of whatever kind or nature spent or incurred at any time in connection with the Exploration, Development or Mining of all or any part of the Property including, without limiting the generality of the foregoing, monies expended in (i) constructing, leasing or acquiring all facilities, buildings, machinery and equipment in connection with Exploration, Development or Mining, (ii) paying any taxes, duties, fees, Mining Payments, charges, payments or rentals (including payments in lieu of assessment work) or otherwise to keep the Rights, and any other rights of Newco or MASA in or to the Property or any portion thereof, in good standing (including any payment to or in respect of acquiring any agreement or confirmation from any holder of surface rights respecting the Property or any portion thereof), (iii) carrying out any survey of the Property or any portion thereof, (iv) doing geophysical, geochemical and geological surveys, (v) drilling, assaying, metallurgical testing, bulk sampling, engaging in or commissioning one or more pre-feasibility or bankable feasibility studies, environmental reports and pilot plant operations, (vi) paying the fees, wages, salaries, traveling expenses, fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Property or any portion thereof, or otherwise in furtherance of the mining projects contemplated by this Agreement, (vii) paying for the food, lodging and other reasonable needs of such persons, (viii) preparing any reports, (ix) supervising and managing any work done with respect to and for the benefit of the Property or any portion thereof, or (x) any other respects necessary for the carrying out of Exploration, Development or Mining on the Property. Expenditures shall not include overhead expenses relating to MHC offices or operations outside of Argentina but shall include overhead expenses of any MHC offices located in Argentina and wages of MHC personnel in Argentina and elsewhere to the extent (but only to the extent) devoted to Exploration, Development and Mining on the Property and the supervision and management thereof. None of the Cash Payments made pursuant to
            Article 5 shall be Expenditures for purposes of this Agreement.

      (f) "Exploration" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of minerals, but does not include any activities directed toward Development or Mining. By way of example and without limitation, Exploration includes the taking of soil samples, chip samples, core samples and bulk samples; conducting geological, geochemical and geophysical studies; assaying samples; computer modeling and financial analysis, including the preparation of prefeasibility studies and feasibility studies; exploratory drilling, opening of shafts and other surface or underground mining activity carried out primarily for exploratory purposes; all for the purpose of determining the existence or extent of one or more ore deposits on the Property


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            that can be mined at a profit. Exploration also includes payments made to maintain and perfect the Rights. Exploration does not include close spaced drilling required for mine development, construction of haul roads, pits, declines, stripping of overburden, tailings or waste facilities, crushers or processing facilities and related utilities to be used primarily for the commercial production of minerals from either a Pilot Plant or a mine on the Property.

      (g)   "First Carry Option" shall have the meaning set forth in Section
            6.1.

      (h)   "First No Dilution Period" shall have the meaning set forth in
            Section 6.2(b).

      (i) "Huevos Verdes" means those portions of the Property described in Schedule B.

      (j) "Mine" means facilities constructed on the Property for the extraction, crushing, processing and beneficiation of commercially valuable minerals, including all necessary facilities for compliance with applicable laws, including environmental laws, governing mining activity in Argentina.

      (k) "Mine Completion Date" means the date on which (i) a Mine has been constructed on the Property, (ii) MHC has exposed and is prepared to mine and process sources of ore reasonably expected to allow such Mine to operate at a commercially reasonable level, and (iii) the Mine has been certified by an independent and reputable firm of engineers as being capable of extracting, crushing, processing and beneficiating not less than five hundred tons of ore per day (500 tpd). MHC shall give written notice to MAI of the occurrence of the Mine Completion Date.

      (l)   "Mining Payments" shall have the meaning specified in Section
            2.2(e).

      (m) "Mining" means the mining, extracting, producing, handling, milling and other processing of minerals from a Pilot Plant or Mine on the Property other than as part of Development or Exploration.

      (n)   "Mining Work" means any of Exploration, Development and Mining.

      (o) "No Dilution Period" means any of the First No Dilution Period and the Second No Dilution Period.

      (p) "Notice of Exercise" means the notice given by MHC in accordance with Section 4.2.

      (q)   "Option" means the option granted by MAI to MHC under Section 4.1.2.

      (r) "Option Period" means the three-year period referred to in Section 4.1.1.


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      (s)   "Other Properties" means those portions of the Property not described in Schedule B.

      (t) "Pilot Plant" means a pilot plant for the Property as described in Schedule C hereto and having a capacity to process not less than fifty tons of ore per day (50 tpd).

      (u) "Pilot Plant Completion Date" means the date on which (i) the Pilot Plant has been installed, (ii) its capacity to process not less than fifty tons of ore per day (50tpd) has been confirmed by testing and
            (iii) MHC has exposed and is prepared to mine and process sources of ore at such Pilot Plant. MHC shall give written notice to MAI of the occurrence of the Pilot Plant Completion Date and shall give MAI sufficient notice prior to that date to allow MAI to observe the testing of the Pilot Plant's capacity.

      (v) "Property" means the properties and land, both surface and subsurface, that are covered by or the subject of the Rights.

      (w) "Rights" has the meaning set forth in the preamble of this Agreement.

      (x)   "Second Carry Option" shall have the meaning set forth in Section
            6.4.

      (y)   "Second No Dilution Period" shall have the meaning set forth in
            Section 6.5(b).

      (z) "Second Year Election" shall have the meaning set forth in Section 4.1.2(c).

      (aa) "Third Year Election" shall have the meaning set forth in Section 4.1.2(d).

      (bb) "Vesting Date" means the date on which MHC gives the Notice of Exercise to MAI.

1.2 In this Agreement, all amounts expressed in dollars shall mean lawful currency of the United States of America, unless specifically provided to the contrary. References to tons shall mean metric tons.

1.3 The titles of the respective Articles hereof shall not be deemed to be a part of this Agreement but shall be regarded as having been used for convenience only. A reference to an Article, Section, Subsection or Schedule shall be a reference to that Article, Section, Subsection or Schedule of or to this Agreement.

1.4 Words used herein importing the singular number shall include the plural, and vice-versa, words importing the masculine gender shall include the feminine and neuter genders, and vice-versa, and words importing persons shall include individuals, firms, partnerships, corporations and other legal entities.


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2. REPRESENTATIONS AND WARRANTIES

2.1 Each party represents and warrants to the others that:

      (a) it is a company duly incorporated, validly subsisting and in good standing under the laws of the jurisdiction of its incorporation;

      (b) it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to in or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder;

      (c) it has duly obtained all corporate authorizations for the execution, delivery and performance of this Agreement, and such execution, delivery and performance and the consummation of the transactions herein contemplated will not conflict with or contravene the provisions of its charter, by-laws or other organizational documents; and

      (d) the execution by such party of this Agreement and the consummation of the transactions contemplated herein will not violate or contravene any provision of any law, rule, regulation, license, permit, order, judgment or decree or of any contract or other agreement to which such party is subject or by which it or its property is bound.

2.2 MAI represents and warrants to MHC that:

      (a) MAI owns 95% of the share capital of MASA, free and clear of any lien, claim, charge or encumbrance.

      (b) All contractors, agents and third parties hired or used by any of MAI, MASA or any Affiliate of either MAI or MASA to perform Mining Work or any other work or activity on or in respect of the Property have been fully paid or will be paid in the ordinary course of business and none of them has any claims against the Property or the Rights.

      (c) MASA validly holds the Rights free and clear of any lien, claim, charge or encumbrance. No registrations, filings, licenses or permits of any kind other than the Rights are required under the laws of Argentina (federal, provincial or local) to permit MASA or Newco (upon transfer of the Rights to Newco) to explore the Property and apply for exploitation concessions in respect of the Property. To the best of MAI's knowledge, there are not any existing facts or circumstances that would interfere with or prevent MASA or Newco (upon transfer of the Rights to Newco) being granted exploitation concessions in respect of any of the Property upon due application therefor.


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      (d)   The Rights constitute all of the permits and rights of MASA to explore and/or exploit the Property and are in good standing under the laws of Argentina. To the best of MAI's knowledge, no person or entity other than MASA currently has the right to explore or to exploit any portion of the Property.

      (e) MASA has made all payments of in respect of fees, mining canon, royalties, surface taxes, concession payments, holding fees, mining duties and similar such payments relating to the Rights or the Property (collectively "Mining Payments") that MASA is obligated to make as of the date of this Agreement in order to maintain the Rights in good standing.

      (f) To the best of MAI's knowledge, there is not any adverse claim or challenge against or to the ownership by MASA of the Rights, or any portion thereof.

      (g) MAI or MASA has made available to MHC's Argentine counsel for inspection originals or true and correct copies of all contracts, permits, concessions and other relevant documents evidencing the Rights currently in effect, and no material amendment or modification to such documents has been made since such documents were made available for such inspection and not disclosed to MHC or its Argentine counsel. After the date hereof and until the Vesting Date neither MASA nor Newco shall in any material respect amend, alter or release any rights under any of the contracts, permits and other instruments relating to MASA's or Newco's rights to explore and/or exploit the Property without the prior written consent of both MAI and MHC.

      (h) There are no existing material defaults by MASA or any Affiliate of MASA with respect to Mining Payments or taxes relating to any of the Rights or the Property.

      (i) To the best of their knowledge, each of MAI and MASA is and has at all times been in full compliance with all of the terms and requirements of each judicial or governmental order or regulation to which the Rights or the Property may be subject, including those related to the protection of the environment, except for such failures of compliance that do not or will not in the aggregate create material liabilities for Newco or MHC (or its Affiliates) or otherwise materially adversely affect the Rights or impair Newco's ability to explore and/or exploit any of the Property. Neither MAI nor MASA has been notified by any Argentine authority of, and neither of them has knowledge of, any violation by either of them of any laws or requirements relating to the Rights or the Property.

      (j) No claim has been made against MASA or MAI in respect of, and to the best of their knowledge, neither MASA nor MAI has incurred any liabilities to surface owners or tenants within the Property regarding, compensation for the use of land or damages of any sort.


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2.3 Each party represents to the other party that, with respect to it, no filing is required pursuant to Argentine Law No. 25,256 in connection with the transactions described in this Agreement.

2.4 The representations, warranties and covenants set out in this Article 2 shall, regardless of any investigation which may have been made by or on behalf of any party as to the accuracy of such representations and warranties, survive the closing of the transaction contemplated hereby, and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any such representation, covenant or warranty.

2.5 Each party shall, and shall cause each of its Affiliates to, perform all of its respective obligations under this Agreement. MAI shall also cause each of MASA and Newco to give MHC all such information concerning its assets, liabilities or operations that relates to the subject of this Agreement as MHC may reasonably request. MAI's obligations under this Section 2.4 in respect of Newco shall terminate when MHC (or an Affiliate of MHC) acquires a majority of the outstanding shares of Newco.

3. ORGANIZATION OF NEWCO; TRANSFER OF PROPERTY TO NEWCO

3.1 Promptly following the execution of this Agreement, MAI and MHC shall cause Newco to be incorporated as an Argentine corporation. The cost of such incorporation shall be borne by MHC, which cost shall be treated as an Expenditure for purposes of this Agreement. The articles of incorporation (acta constitutiva) of Newco shall be in the form attached hereto as Schedule D. Until the earlier to occur of the Vesting Date and the termination of this Agreement, MAI shall be the sole shareholder of Newco, except for a nominal number of shares, which shall be held by MHC or an Affiliate of MHC (the "MHC Shareholder").

3.2 The articles of incorporation of Newco shall provide that the Board of Directors of Newco shall consist of two directors, one of whom shall be a nominee of MHC (the "MHC Nominee"). MAI shall vote its shares of Newco to ensure that until the earlier to occur of the Vesting Date and the termination of this Agreement the Board of Directors of Newco shall at all times consist of one nominee of MAI and the MHC Nominee.

3.3 Promptly following the execution of this Agreement, MASA shall transfer, and MAI shall cause MASA to transfer, full ownership of all of the Rights to Newco for a purchase price of US$1,000,000 pursuant to a Transfer of Rights agreement in form and substance acceptable to each of MAI and MHC. Such agreement shall provide for Newco to pay such purchase price to MASA by delivering to MASA a promissory note for US$1,000,000. MAI and MHC shall cause Newco to enter into such Transfer agreement with MASA to purchase all of the Rights for such purchase price promptly following the execution of this Agreement. Concurrent with such purchase, MASA shall subscribe for additional shares of Newco for a subscription price of US$1,000,000, which MASA shall satisfy by canceling the promissory note given by Newco to purchase the Rights. Any taxes incurred by MASA or Newco in Argentina arising from the transfer of the Rights to Newco shall be reimbursed by MHC and the amount thereof shall be


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deemed an Expenditure for purposes of this Agreement. In addition, any cost arising from the formation and maintenance of Newco, including reasonable director fees incurred by MAI, shall be reimbursed by MHC and the amount of any such reimbursement shall be deemed an Expenditure for purposes of this Agreement.

3.4 Until the earlier to occur of the Vesting Date and the termination of this Agreement, the parties shall ensure, by instructing their respective nominees to the Board of Directors of Newco and voting their shares accordingly, that:

      (a) Newco shall not sell, transfer, encumber or grant any lien against any of its assets or properties, including but not limited to the Rights or any other rights relating to any portion of the Property, without the prior written consent of the MHC Nominee;

      (b) Newco shall not incur any debt or obligation, or enter into any contract or commitment, without the prior written consent of the MHC Nominee; and

      (c) Newco shall not issue or enter into any agreement to issue any shares of its capital stock, any options to acquire any such shares, or any securities convertible into such shares, without the prior written consent of the MHC Nominee.

MAI and MHC shall cause their respective representatives on the Board of Directors of Newco to adopt such resolutions of its Board of Directors as MHC may reasonably request to put into effect the foregoing limitations on the activities of Newco, to the maximum extent permitted by the laws of Argentina.

3.5 In order to secure the due performance by MAI of its obligations under this Agreement with respect to the management of Newco and the issuance of shares of capital stock of Newco as provided in this Agreement, MAI or its relevant Affiliate, as the case may be, shall, immediately following the incorporation of Newco, execute and deliver to MHC or its nominee an irrevocable proxy (the "Proxy") to vote in favor of any issuance of shares to MHC that is required under the terms of this Agreement, which Proxy shall be effective as to all shares of Newco owned by MAI or any Affiliate of MAI and shall continue in effect until (a) MHC or any Affiliate of MHC acquires fifty-one percent (51%) of the shares of Newco pursuant to Section 4.3 and the amendments to the by-laws of Newco required pursuant to Section 11.3 have been completed or (b) the termination of this Agreement, whichever occurs earlier. The Proxy shall be in the form of Schedule E hereto. MAI shall cause Newco to register the Proxy in its stock ledger and to cause a legend disclosing the existence of the Proxy on certificates for shares subject thereto.

4. RIGHT TO EXPLORE; GRANT OF OPTION; CAPITAL ADVANCES

4.1 MAI and MASA hereby grant to MHC (and any Affiliate designated by MHC), and shall cause Newco to grant to MHC (and any Affiliate designated by MHC):


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4.1.1 the sole and exclusive right to explore and perform Mining Work on or in respect of the Property, or any portion thereof, for a period of three (3) years, or such shorter period as may be provided in Section 4.5, commencing as from the date of execution hereof, and ending on the third anniversary thereof (the "Option Period"); provided, that, MAI or any Affiliate designated by MAI shall at all times have the right, at its own expense, to send one or more of its officers or employees to observe and participate in the work conducted by MHC as further provided in Section 7 below; and

4.1.2 an irrevocable option (the "Option") to acquire fifty-one percent (51%) of the issued and outstanding share capital of Newco free and clear of any lien, claim, charge or encumbrance, subject to increase in accordance with the terms of Section 6.2 and 6.5. MHC may exercise the Option in accordance with Section 4.2 only after MHC has fully performed each of the following requirements:

      (a) MHC or its Affiliates (which shall include Newco to the extent provided in Section 4.8) shall incur Expenditures in the aggregate amount of Three Million Dollars ($3,000,000) as follows:

            (i) not less than an aggregate of One Million Dollars ($1,000,000) on or before the first anniversary of the date of this Agreement, of which not less than One Hundred Thousand Dollars ($100,000) shall be in respect of Exploration of the Other Properties;

            (ii) not less than an aggregate of Two Million Dollars ($2,000,000) on or before the second anniversary of the date of this Agreement, of which not less than Two Hundred Thousand Dollars ($200,000) shall be in respect of Exploration of the Other Properties (it being understood that any Expenditures counted towards satisfying the condition set forth in paragraph (i) above shall be included in the Expenditures counted towards satisfying the condition set forth in this paragraph (ii));

            (iii) not less than an aggregate of Three Million Dollars
                  ($3,000,000) on or before the termination of the Option Period, of which not less than Three Hundred Thousand Dollars ($300,000) shall be in respect of Exploration of the Other Properties (it being understood that any Expenditures counted towards satisfying the conditions set forth in paragraphs (i) and (ii) above shall be included in the Expenditures counted towards satisfying the condition set forth in this paragraph
                  (iii)); and

            (iv) not less than One Million Five Hundred Thousand Dollars ($1,500,000) of the total Three Million Dollars ($3,000,000) of Expenditures shall be in respect of Exploration.


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      (b)   MHC or its Affiliates shall timely make all Cash Payments to which
            MAI may be entitled under Section 5.1 prior to the Vesting Date;

      (c) MHC shall give notice to MAI on or before the first anniversary of the date of this Agreement that MHC elects to proceed into the second year of this Agreement (the "Second Year Election"); and

      (d) MHC shall give notice to MAI on or before the second anniversary of the date of this Agreement that MHC elects to proceed into the third year of this Agreement (the "Third Year Election"); provided, that, if MHC and its Affiliates shall have already fulfilled the requirements set forth above in Section 4.1.2(a), (b) and (c) prior to the second anniversary of the date of this Agreement, MHC shall be deemed to have made or given the Third Year Election without any further action on its part.

4.1.3 MHC shall account for Expenditures in accordance with the accounting procedures set forth in Schedule F hereto. MHC shall provide MAI with a statement within thirty (30) days after the end of each month showing the Expenditures incurred during such month.

4.2 Upon fulfilling the requirements set forth in Section 4.1.2 and subject to clause (iii) of Section 4.5, MHC may exercise the Option by giving written notice thereof (the "Notice of Exercise") to MAI within one hundred twenty (120) days after the date on which all such requirements are fulfilled or within thirty (30) days after the end of the Option Period, whichever occurs earlier.

4.3 Upon delivery by MHC of the Notice of Exercise in accordance with Section 4.2, Newco shall, and MAI shall cause Newco to, issue immediately to MHC or its designated Affiliate an additional number of shares in the capital stock of Newco that, when added to the shares issued to MHC as provided in Section 3.1, will equal fifty-one percent (51%) of the outstanding shares of Newco. Such shares shall be fully paid, nonassessable, and, when issued, free and clear of any lien, claim, charge or encumbrance. In connection with the issuance of such shares by Newco, all Capital Advances theretofore made by the MHC Shareholder to Newco pursuant to Section 4.6 shall be capitalized into such shares. MAI and MASA hereby irrevocably waive any direct or indirect preemptive rights either may have to subscribe for any portion of such newly issued shares under this
Section 4.3, but expressly retain and shall be entitled to preemptive rights with respect to any subsequent issuance of shares by Newco except as otherwise provided in this Agreement.

4.4 By its execution hereof, MHC agrees that it and its Affiliates (which shall include Newco to the extent provided in Section 4.8) shall be obligated to incur Expenditures in respect of the Property in the aggregate amount, and as between Huevos Verdes and the Other Properties, as set forth in Section 4.1.2(a)(i). If MHC gives MAI the Second Year Election, then MHC and its Affiliates (which shall include Newco to the extent provided in Section 4.8) shall be obligated


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to incur Expenditures in respect of the Property on or before the second anniversary of the date of this Agreement in the aggregate amount, and as between Huevos Verdes and the Other Properties, as set forth in Section 4.1.2(a)(ii). If MHC gives MAI the Third Year Election, then MHC and its Affiliates (which shall include Newco to the extent provided in Section 4.8) shall be obligated to incur Expenditures in respect of the Property on or before the third anniversary of the date of this Agreement in the aggregate amount, and as between Huevos Verdes and the Other Properties, as set forth in Section 4.1.2(a)(iii).

4.5 If MHC does not give (i) the Second Year Election to MAI on or before the first anniversary of the date of this Agreement, (ii) the Third Year Election on or before the second anniversary of the date of this Agreement, or (iii) the Notice of Exercise to MAI within one hundred twenty (120) days after fulfillment of all obligations under Section 4.1.2 above or within thirty (30) days following the end of the Option Period, whichever occurs earlier, then in each such case this Agreement and any other agreements between any of the parties relating to the Rights or the Property shall terminate. Upon any such termination, the MHC Shareholder shall promptly transfer and convey to MAI or its designee any and all right and interest it may have in Newco, its assets or the product of work performed by or at the direction and expense of MHC as provided in Section 4.1 and shall provide to MAI such documents and other materials as may be appropriate in order to implement any such transfer and conveyance. Thereafter, MHC shall own no interest in Newco or the Property or in any such work product and shall be entitled to no reimbursement or other payment from Newco or MAI or their respective affiliates in respect of this Agreement.

4.6 During the Option Period the MHC Shareholder shall have the right to make irrevocable capital advances ("Capital Advances") to Newco which shall be used by Newco for the purpose of incurring Expenditures solely as directed by MHC. No interest shall be payable by Newco in respect of the Capital Advances and Capital Advances shall be convertible into shares of Newco only as provided in
Section 4.3.

4.7 Promptly following the incorporation of Newco, the parties shall cause Newco to open a bank account at such bank in Argentina as shall be selected by MHC for the purpose of receiving Capital Advances (the "Capital Advance Account"). The authorized signatories on the Capital Advance Account during the Option Period shall only be persons designated by MHC. MHC shall have the right to direct the disbursement of all funds from the Capital Advance Account during the Option Period. Newco shall, if requested by MHC in its sole discretion, retain an Argentine Affiliate of MHC for the purpose of conducting Mining Work in respect of the Property and MHC may direct the disbursement of funds from the Capital Advance Account to such Affiliate in connection with the carrying out of such Mining Work; provided, that, the consideration and terms of any such arrangement shall be no more favorable to such Affiliate than the consideration and terms that would be given to an arms' length third party contractor providing the same services.

4.8 Any Expenditures incurred by Newco out of funds deposited into the Capital Advance Account shall, to the extent not already counted as an Expenditure incurred by MHC or its Affiliates, count as an Expenditure for purposes of Sections 4.1.2(a). MHC and its Affiliates may also incur Expenditures with funds not from the Capital Advance Account, it being understood by the parties that use of the Capital Advance Account is in the absolute discretion of MHC. Regardless of whether Expenditures are incurred from the Capital Advance Account or otherwise, the assets purchased with and the work product resulting from all such Expenditures shall be and remain the sole and exclusive property of Newco and neither MHC nor any person claiming through MHC shall assert any right, title or interest in any such assets or work product. During the Option Period, any such assets or work product in documentary form (either hard or electronic) shall be made available to MAI upon its request at any reasonable time.

5. CASH PAYMENTS TO MAI

5.1 MHC shall pay Two Hundred Thousand Dollars ($200,000) to MAI upon the signing of this Agreement by wire transfer to such account as MAI shall specify in writing. Subject to Section 5.3, MHC shall pay an additional Two Hundred Thousand Dollars ($200,000) to MAI on the date five months after the signing of this Agreement by wire transfer to such account as MAI shall specify in writing.

5.2 Subject to Section 5.3, unless MHC shall terminate this Agreement in accordance with Section 8.1 or 8.2 on or prior to the first anniversary of this Agreement, MHC shall pay to MAI on such first anniversary and at the end of each six month period thereafter the amount of Two Hundred Thousand Dollars ($200,000) until the earlier to occur of:

      (a)   the Pilot Plant Completion Date; and

      (b)   the date this Agreement terminates.

5.3 Except for the Cash Payment to be made upon the signing of this Agreement pursuant to Section 5.1, MHC shall not have any obligation to make any Cash Payment to MAI unless and until MAI and MASA shall, at the time any such Cash Payment is due, have fulfilled in all material respects all of their obligations under Article 3 of this Agreement required to be fulfilled prior to that time.

6. CARRY OPTIONS

6.1 Within thirty (30) days after the Vesting Date, MHC shall provide to MAI a written report concerning the status of the Mining Work on the Property. Such report shall describe the state of completion of the Pilot Plant, if any, the Expenditures reasonably anticipated to be required after the Vesting Date to complete such Pilot Plant and a timetable for the making of such Expenditures. During the one hundred twenty (120) day period following the Vesting Date, MAI shall have the option (the "First Carry Option") to elect to reduce its ownership of Newco from forty-nine percent (49%) to thirty-five percent (35%) as of the Pilot Plant Completion Date and proceed on a carried basis until the Pilot Plant Completion Date. MAI may exercise such option by giving written notice thereof to MHC during such period. If MAI does not elect the First Carry Option, MAI shall be obligated to contribute forty-nine percent (49%) of all funds necessary for the operations of Newco on the Property through the Pilot Plant

Completion Date. The parties currently contemplate that during the period between the Vesting Date and the Pilot Plant Completion Date Newco will devote substantially all of its resources to completion of the Pilot Plant as opposed to conducting further Exploration, but the parties recognize that the actual expenditure of funds during such period shall be determined at the time by the Board of Directors of Newco and may differ from that currently contemplated, depending upon circumstances at the time.

6.2 If MAI elects the First Carry Option:

      (a) MAI shall promptly after the Pilot Plant Completion Date transfer to MHC or its designated Affiliate for no additional consideration such number of shares of Newco then owned by MAI as shall increase MHC's (or its Affiliate's) ownership of Newco to sixty-five percent (65%) and shall correspondingly reduce MAI's ownership of Newco to thirty-five percent (35%). Such shares of Newco shall be fully paid, non-assessable, and, when transferred, free and clear of any lien, claim, charge or encumbrance.

      (b) During the period from the Vesting Date until the Pilot Plant Completion Date (the "First No Dilution Period"), the parties shall not permit Newco to issue any additional equity, nor take any other action that would reduce MAI's ownership of Newco to less than thirty-five percent (35%). Nothing in the preceding sentence shall prohibit MAI from transferring any of its shares of Newco in accordance with the provisions of Section 10.2 or 10.4.

      (c) During the First No Dilution Period, MHC shall arrange for Newco to obtain all funds the Board of Directors of Newco shall deem necessary to carry out Mining Work in respect of the Property. Such funds shall be provided in the form of debt financing. MAI acknowledges that such financing may be comprised of bank or private financing, including financing provided by MHC or its Affiliates, and that MHC, in its sole discretion, shall determine the amount of such financing and the relative proportions of bank and private financing. Any financing provided by MHC or its Affiliates to Newco shall be made only on arm's-length terms.

6.3 If MAI does not elect the First Carry Option during the one hundred twenty
(120) day period following the Vesting Date, then the First Carry Option shall terminate, MAI and its Affiliates' ownership interest in Newco at the end of such one hundred twenty (120) day period shall be forty-nine percent (49%) and the First No Dilution Period shall not apply.

6.4 Following the Pilot Plant Completion Date, the parties contemplate that the sale of mineral products from the Pilot Plant operation will provide some cash flow to Newco which will be invested in further operations on the Property, but the parties recognize that there can be no guarantee as to the amount, if any, of such cash flow. The parties currently contemplate that following the Pilot Plant Completion Date, the activities of Newco shall be directed primarily toward construction of a Mine on the Property, but the parties recognize that the Board of Directors of Newco will at such time determine the scope of such activities and that such activities may differ from that currently contemplated and may include additional Exploration, depending upon the circumstances at the time. Both parties contemplate that the first Mine on the Property will be project financed to the maximum extent feasible, minimizing any equity contribution of the parties, and MHC shall cause Newco to use reasonable efforts to seek project financing on commercially acceptable terms to develop such Mine. The parties recognize, however, that there can be no guarantee that Newco will be able to obtain project financing on terms acceptable to it. Within thirty (30) days after the Pilot Plant Completion Date, MHC shall provide to MAI a written report concerning the likelihood of obtaining project financing for construction of such Mine, the Expenditures reasonably anticipated to be required after the Pilot Plant Completion Date to complete such Mine and a timetable for the making of such Expenditures. The parties acknowledge that such report shall set forth MHC's good faith estimates at the time and shall not bind MHC or Newco to construct the Mine at the cost, with the financing, or within the timetable set forth in the report. During the one hundred twenty (120) day period following the Pilot Plant Completion Date, MAI shall have the option (the "Second Carry Option") to elect to reduce its ownership of Newco to fifteen percent (15%) as of the Mine Completion Date and proceed on a carried basis until the Mine Completion Date. MAI may exercise such option by giving written notice thereof to MHC during such one hundred twenty (120) day period and may do so whether or not MAI elected the First Carry Option.

6.5 If MAI elects the Second Carry Option:

      (a) MAI shall promptly after the Mine Completion Date transfer to MHC or its designated Affiliate for no additional consideration such number of shares of Newco then owned by MAI as shall increase MHC's (or its Affiliate's) ownership of Newco to eighty-five percent (85%) and shall correspondingly reduce MAI's ownership of Newco to fifteen percent (15%). Such shares of Newco shall be fully paid, non-assessable, and free and clear of any lien, claim, charge or encumbrance.

      (b) During the period from the Pilot Plant Completion Date until the Mine Completion Date (the "Second No Dilution Period"), the parties shall not permit Newco to issue any additional equity, nor take any other action that would reduce MAI's ownership of Newco to less than fifteen percent (15%). Nothing in the preceding sentence shall prohibit MAI from transferring any of its shares of Newco in accordance with the provisions of Section 10.2 or 10.4.

      (c) During the Second No Dilution Period, MHC shall arrange for Newco to obtain all funds the Board of Directors of Newco shall deem necessary to carry out Mining Work in respect of the Property. Such funds shall be provided in the form of debt financing. MAI acknowledges that such financing may be comprised of bank or private financing, including financing provided by MHC or its Affiliates, and that MHC, in its sole discretion, shall determine the amount of such financing and the relative proportions of bank and private financing. Any financing provided by MHC or its Affiliates to Newco shall be made only on arm's-length terms.

6.6 If MAI does not elect the Second Carry Option during the one hundred twenty
(120) day period following the Pilot Plant Completion Date, the Second Carry Option shall terminate.

7. POWERS, DUTIES AND OBLIGATIONS DURING OPTION PERIOD

7.1 Until the Option is exercised or terminated in accordance with the terms of this Agreement:

7.1.1 MAI and MASA shall, and shall cause Newco to, grant to or obtain for MHC free access to the Property, so that MHC, its servants and agents shall have the sole and exclusive right to:

      (a)   enter in, under or upon the Property and conduct Mining Work;

      (b)   quiet possession of the Rights and the Property; and

      (c) bring upon the Property and to erect thereon such mining facilities as it may consider advisable.

7.1.2 MAI and MASA shall, and shall cause Newco to, ensure that MHC shall have full right, power and authority to do everything necessary or desirable to conduct Mining Work on or under the Property, and without limiting the generality of the foregoing, the right, power and authority to:

      (a) regulate access to the Property, subject only to the right of MAI and its duly authorized representatives to have access to the Property at all reasonable times for the purpose of observing and inspecting work being done thereon (but at their own risk and expense); provided, however, that said representatives shall give not less than forty-eight (48) hours prior written notice of any such inspection to MHC, and that said representatives shall not interfere with the Mining Work being performed by MHC, its Affiliates or their contractors; and

      (b) conduct such title examinations and cure such title defects relating to the Rights as may be advisable in the reasonable judgment of MHC
            (i) at the expense of MAI if the title defects derive from actions or omissions taken or incurred prior to the date of the transfer of the Rights or relevant portion thereof to Newco in accordance with
            Article 3 of this Agreement, and (ii) at the expense of MHC if the title defects derive from actions or omissions taken or incurred after such date.

7.1.3. MHC shall have the duties and obligations to:

      (a) keep the Rights and any portion of the Property for which MHC elects to perform Mining Work free and clear of all liens and encumbrances arising from its operations hereunder (except liens contested in good faith by MHC);

      (b) permit MAI and its duly authorized representatives, at their own risk and expense, access to the Property at all reasonable times and, at MAI's request, allow such representatives to gather their own samples from the Property; provided, however, that said representatives shall give not less than forty-eight (48) hours prior written notice to MHC, and that said representatives shall not interfere with the Mining Work being performed by MHC, its Affiliates or their contractors. MHC shall prepare and deliver to MAI once each calendar quarter a report on the Mining Work conducted by MHC in respect of the Property during the preceding calendar quarter;

      (c) conduct all its work on or with respect to the Property in a careful and minerlike manner and in accordance with all applicable Argentine mining laws, and shall indemnify and save MAI, MASA and Newco harmless from any and all claims, suits or actions made or brought against any of them as a result of work done by MHC on or in respect of the Property during such period;

      (d) comply with all of its obligations under Argentine labor, social security, tax and other laws with respect to its workers, employees, contractors, vehicles, machinery and equipment used in connection with the conduct of Mining Work by MHC and its Affiliates, and shall indemnify and save MAI, MASA and Newco harmless from any and all claims, suits or actions made or brought against any of them by the workers, employees or contractors of MHC and its Affiliates, or by the Argentine authorities, in respect of such matters insofar as they relate to Mining Work conducted by MHC and its Affiliates;

      (e) maintain true and correct books, accounts and records of operations hereunder, which MAI may inspect and copy at all reasonable times; allow MAI to audit such books and records not more than once each calendar year, using accountants of MAI's own choosing and at MAI's sole expense; and cooperate with such audit by making its personnel reasonably available to answer questions and provide information to such auditors;

      (f) perform or secure the performance of all reclamation and environmental rehabilitation work as may be required by Argentine law during the Option Period relating to disturbances caused by the performance of Mining Work on the Property by MHC (or its Affiliates) during the Option Period;

      (g) provide MAI with the opportunity to review and comment upon all Exploration, Development and Mining programs MHC proposes to carry out in respect of the Property, as well as any proposals for project financing, and, at MAI's request, meet with MAI not more than once quarterly to discuss such programs and hear MAI's comments and suggestions regarding such programs;

      (h) provide MAI with a report, no less frequently than quarterly, on the status of the Mining Work being conducted by MHC in respect of the Property;

      (i) advise MAI as to the sample handling and assay procedures to be followed by MHC in respect of the Property, which the parties contemplate will meet currently accepted technical, banking and stock exchange standards, and allow MAI an opportunity to comment thereon;

      (j) as reasonably requested by MAI, provide MAI with splits of samples, drill logs and assay data derived from Mining Work conducted at the Property as soon as reasonably practicable, which sample splits shall be handled in a professional manner; and

      (k) procure on behalf of Newco and maintain in effect with reputable insurance companies adequate liability insurance (which insurance shall provide coverage to the directors of Newco) to cover the activities of Newco. The costs of such insurance shall be deemed an Expenditure for purposes of this Agreement.

7.1.4 MAI shall have the duties and obligations to:

      (a) keep the Rights and the Property free and clear of all liens, encumbrances, burdens or ownership limitations of any nature whatsoever, arising from the activities, commitments and liabilities of MAI or any Affiliate of MAI;

      (b) not interfere with the Mining Work being performed on or in respect of the Property, or any portion thereof, by MHC or its Affiliates or any of their contractors;

      (c) indemnify and save MHC and its Affiliates harmless from any and all claims, suits or actions made or brought against any of them as a result of work done by MAI or any Affiliate of MAI, at any time or in respect of the Property, or any portion thereof;

      (d) comply with all of its obligations under all Argentine labor, social security, tax, and other laws with respect to its workers, employees, contractors, vehicles, machinery and equipment, and indemnify and save MHC and its Affiliates harmless from any and all claims, suits or actions made or brought against any of them by the workers, employees or contractors of MAI or its Affiliates, or by the Argentine authorities, in respect of such matters insofar as they relate to acts or omissions of MAI and its Affiliates;

      (e) maintain true and correct books, accounts and records of MASA and Newco in all matters relating to the Property; and

      (f) take all steps necessary to keep the Rights in good standing, including but not limited to, making all required filings and paying any Mining Payments that may be owing in respect of the Rights. MHC shall reimburse MAI for all such amounts and for all reasonable professional and administrative fees and expenses paid by it pursuant to this paragraph (f), or shall pay such amounts directly if so requested by MAI, and all such reimbursements or payments by MHC shall be treated as Expenditures for purposes of this Agreement. If MAI fails to take any step necessary to keep the Rights in good standing, MHC shall have the right to do so on behalf of MAI, MASA or Newco, as applicable.

7.2 The parties shall cooperate with each other during the Option Period to ensure that the parcels comprising the Property are managed efficiently and the Rights kept in good standing. Neither party shall take any action during the Option Period to exclude from the Property any portion or parcel of the Property without the consent of the other party, except in accordance with the following procedure. If during the Option Period MHC determines that any particular portion of the Property does not merit further exploratory work, MHC may by written notice to MAI exclude such portion of the Property from this Agreement. Upon the giving of any such notice to MAI by MHC, MAI shall no longer have any obligation to keep MASA and Newco's rights to explore and/or exploit such portion in good standing and MHC shall no longer have any obligation to reimburse MAI or pay directly any costs relating to keeping such rights in good standing. If then requested by MAI, MHC and MAI shall cause Newco to transfer all of Newco's rights to such excluded portion to MASA free and clear of any lien or encumbrance, and MHC shall pay all costs to effect such transfer. MHC shall also perform or secure the performance of all reclamation and environmental rehabilitation work as may be required by Argentine law relating to disturbances caused by the performance of Mining Work on such excluded portion of the Property by MHC (or its Affiliates).

8. TERMINATION PRIOR TO VESTING

8.1 MHC shall have the right to terminate the Option and this Agreement by giving thirty (30) days' written notice of such termination to MAI. Upon the effective date of termination, the Option and this Agreement shall be of no further force and effect, except that each party shall be required to satisfy any obligations which shall have accrued under the provisions of this Agreement prior to such date of termination and which have not been satisfied, including but not limited to MHC's obligations under Section 8.3.

8.2 The Option and this Agreement shall terminate if MHC fails to give or be deemed to give MAI (i) the Second Year Election on or before the first anniversary of the date of this Agreement, (ii) the Third Year Election on or before the second anniversary of the date of this Agreement, or (iii) the Notice of Exercise within thirty (30) days following the third anniversary of this Agreement.

8.3 In the event of termination of the Option and this Agreement pursuant to this Article 8, MHC shall:

      (a) make available to MAI at the site where located any and all reports, samples, drill cores and engineering data pertaining to the Property developed by MHC or its Affiliates in the course of conducting Mining Work not previously furnished to MAI;

      (b) if requested by MAI, remove all materials, supplies and equipment of MHC from the Property; and

      (c) perform or secure the performance of all reclamation and environmental rehabilitation work as may be required by Argentine law relating to disturbances caused by the performance of Mining Work on the Property by MHC (or its Affiliates) during the Option Period.

9. CONFIDENTIALITY

9.1 All information and data concerning or derived from Mining Work shall be confidential and, except to the extent required by law or by regulation of any securities commission, stock exchange or other regulatory body, shall not be disclosed by any party to any person other than such party's professional advisors.

9.2 The text of any news releases or other public statements which any party desires to make with respect to the Rights, the Property or this Agreement shall be subject to the prior approval of the other party, which approval shall not be unreasonably withheld.

10. RESTRICTIONS ON TRANSFERS OF SHARES OF NEWCO

10.1 Until the earlier to occur of the Vesting Date and the termination of this Agreement, neither MAI nor MHC shall directly or indirectly sell, transfer, convey, assign, pledge or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate (each of the foregoing, for purposes of this Article 10, hereinafter referred to as a "transfer") any shares of Newco ("Newco Shares") or any shares or other equity interests in an entity that, at the time of such transfer, owns Newco Shares or rights to acquire Newco Shares, or permit their respective Affiliates to do any of the foregoing, without the prior written consent of the other party, which consent such other party may grant or withhold in its absolute discretion. Notwithstanding the provisions of the foregoing sentence, the following transfers shall not be restricted and shall not require the consent of the other party: (i) a transfer that does not materially change the beneficial ownership of the Newco Shares or rights to purchase Newco Shares; (ii) a transfer of shares or other equity interests in an entity that owns Newco Shares or rights to purchase Newco Shares if such transfer (or any series of related transfers) does not result in a change in control of such entity; or (iii) transfers of shares of MAI. A bona fide pledge of shares or other equity interests in an entity that owns Newco Shares or rights to purchase Newco Shares shall not be deemed to cause a change in control of such entity provided that the terms of such pledge do not permit the exercise of voting or other powers of the owner of the pledged interests except upon default and foreclosure; however, a foreclosure under such pledge (or any similar action under such pledge that has the effect of changing control of such entity) shall be deemed a transfer. If either party shall transfer shares or other equity interests of an entity that owns Newco Shares or rights to purchase Newco Shares in violation of this
Article 10, the other party shall, by written notice given not less than ninety days following notice to it of such transfer, have the right to purchase from such entity (or any transferee of Newco Shares from such entity) all, but not less than all, of the Newco Shares and/or rights to purchase Newco Shares owned by such entity at a price determined using the same procedure as provided in
Section 13.3.

10.2 After the Vesting Date, a shareholder of Newco (a "Newco Shareholder") may transfer Newco Shares only as permitted under Section 10.3 or 10.4, or in accordance with the following provisions:

10.2.1 Any Newco Shareholder may propose to transfer all of its Newco Shares, or, with the prior written consent of each other Shareholder, which consent may be withheld in each such other Shareholder's sole discretion, less than all of its Newco Shares, and it will promptly furnish to each other Newco Shareholder written notice of the identity of the proposed transferee, the number of Newco Shares proposed to be transferred, the terms and conditions of the proposed transfer and such facts as reasonably demonstrate the transfer is a bona fide transfer (a "Notice of Proposed Transfer"). (In this Section 10.2, that party which furnishes a Notice of Proposed Transfer is called, with respect to the transfer of Newco Shares proposed therein, the "Seller", and such other Newco Shareholders are called, with respect to such proposed transfer, the "Offeree Shareholders" and each individually, an "Offeree Shareholder"). Any Offeree Shareholder may, within thirty (30) days after its receipt of the Notice of Proposed Transfer, elect to purchase all (but not less than all) the Newco Shares to which the Notice of Proposed Transfer relates, at the same price and upon the same terms and conditions as shall be stated therein. If more than one Offeree Shareholder elects to purchase such Newco Shares, then each such Offeree Shareholder shall be entitled to, and shall, purchase that proportion of the Newco Shares to which the Notice of Proposed Transfer relates as the number of Newco Shares owned by him or it bears to the total number of Newco Shares owned by all such electing Offeree Shareholders, at the same price and upon the same terms and conditions as shall be stated therein.

10.2.2 The election provided for in Section 10.2.1 shall be made by an Offeree Shareholder by giving to the Seller written notice of such election (the "Notice of Election"). The Notice of Election shall specify a date, not later than thirty (30) days after the date the Notice of Election was given, for the closing of such purchase. The furnishing of a Notice of Election in such form shall bind such Offeree Shareholder to purchase, and the Seller to sell, on the date for the closing so specified, the Newco Shares described in the Notice of Proposed Transfer, on the terms and conditions stated therein.

10.2.3 If the Offeree Shareholders do not, within the time period provided for in this Section 10.2, elect to purchase the Newco Shares to which they are entitled by this Section to elect to purchase, the Seller may, at any time within sixty (60) days after the last day of such time periods, transfer such Newco Shares to the transferee identified in the Notice of Proposed Transfer, at the same price and upon the same terms and conditions stated in such Notice and upon the further condition that at the time of the transfer of such Newco Shares the transferee shall agree in writing, in form satisfactory to all the Offeree Shareholders, to be bound by the provisions of this Agreement in the same manner as the Seller had been bound. If, at the end of such period, the Shares have not been transferred to the transferee identified in the Notice of Proposed Transfer, the agreements of the Seller not to transfer its Newco Shares shall again apply to any proposed transfer of the Newco Shares referred to in such Notice.

10.3 MAI may transfer Newco Shares to MHC or MHC's designated Affiliate in accordance with the provisions of any of Section 4.3, 6.2 and 6.5.

10.4 The prohibitions of Section 10.2 shall not apply to a transfer of Newco Shares by a Newco Shareholder to an Affiliate of such Newco Shareholder if such Affiliate has furnished to the other parties hereto an undertaking in writing, the performance of which is guaranteed by such Newco Shareholder, in form reasonably satisfactory to the other parties hereto, to be bound by the provisions of this Agreement in the same manner as the transferor of such Newco Shares had been bound.

10.5 MAI and MHC shall each ensure that any Newco Shares directly or indirectly owned by it or its Affiliates shall at all times, subject to compliance with the provisions of Section 10.2, be owned by it or such Affiliates and that, if a change in the controlling ownership of any such Affiliate is contemplated, MAI or MHC, as the case may be, shall transfer any Newco Shares held by such Affiliate to itself or another Affiliate prior to such change; provided, however, that this Section 10.5 shall not apply to a transfer of interests in an entity that is the owner of Newco Shares if such transfer is permitted under
Section 10.1.

10.6 The parties shall cause Newco to reflect the foregoing restrictions with appropriate legends on all certificates for its stock and notations in its stock ledger, and shall be entitled to disregard for all purposes any purported transfer in violation of this Section 10.

11. NEWCO BOARD OF DIRECTORS AFTER VESTING

11.1 Promptly following the Vesting Date and for so long as this Agreement remains in effect, the parties shall vote their Newco Shares and take such other action as may be necessary to procure that the Board of Directors of Newco shall consist of three (3) directors and that, subject to Section 11.2:

      (a) at any time at which either party and its Affiliates own in the aggregate a majority of the Newco Shares, two (2) of such directors shall be nominated by such party;

      (b) at any time at which either party and its Affiliates own in the aggregate not less than fifteen percent (15%) of the Newco Shares, one (1) of such directors shall be nominated by such party; and

      (c) in all other events, the directors of Newco shall be elected or appointed as provided in Newco's articles of incorporation and bylaws.

11.2 Promptly following the Vesting Date, the parties shall take such action as shall be necessary to amend the by-laws of Newco to (i) fix the Board of Directors at three (3) members, (ii) to remove those provisions of the articles that were contained or inserted therein for the purpose of reflecting the provisions of Section 3.2 and 3.4, and (iii) make such other amendments as the parties shall then deem appropriate to reflect faithfully the terms of this Agreement.

11.3 So long as each party is entitled to nominate at least one director of Newco, the Board of Directors of Newco shall meet at least once every calendar quarter. In lieu of any such meeting, MHC or MAI may request that representatives of each party meet at such place, date and time as is mutually agreed (each such meeting an "Owners Meeting") to discuss and decide such matters as would otherwise be brought before the Board at the Board meeting. At any such Owners Meeting, MHC and MAI shall each have that number of votes as is equal to the number of directors of Newco it is entitled to appoint. Promptly following any Owners Meeting, MHC and MAI shall cause their nominees on the Board of Newco to adopt the decisions taken at the Owners Meeting.

12. FINANCING OF NEWCO AFTER VESTING; DIVIDEND POLICY

12.1 If MAI elects the First Carry Option or the Second Carry Option, or both, and a No Dilution Period applies, then during such No Dilution Period Newco shall finance its operations and activities only from debt and its own revenues, if any, in such manner as the Board of Directors of Newco sees fit. During a No Dilution Period, Newco may mortgage its properties and pledge its assets as security for any debt financing on such terms as the Board of Directors of Newco sees fit; provided, that, Newco may not grant a mortgage, pledge or other security interest to secure any debt provided by a Newco Shareholder or Affiliate of a Newco Shareholder without the prior unanimous approval of Newco's Board of Directors.

12.2 Except as provided in Section 12.1 and Article 6, after the Vesting Date Newco shall finance its operations and activities from such sources as the Board of Directors of Newco sees fit. If the Board determines to raise funds by issuing additional Newco Shares, each Newco Shareholder shall have the preemptive right to subscribe and pay for its pro rata share of such additional Newco Shares on the same terms and conditions as each other Newco Shareholder. If Newco shall determine to offer Newco Shares for sale, it shall give notice (the "Company's Notice") to each Shareholder. The Company's Notice shall set forth a description of the Newco Shares, the number of shares to be offered and the terms on which such Newco Shares are to be offered. Within 30 days following the effectiveness of the Company's Notice, each Shareholder may give notice to Newco stating the maximum number of shares of such Newco Shares that such Shareholder is willing to purchase upon the terms set forth in the Company's Notice. Newco shall sell to each Shareholder who gave such notice to Newco and each such Shareholder shall purchase from Newco the number of Shares specified in such Shareholder's notice; provided, however, that if the total number of Newco Shares subscribed for by the Shareholders exceeds the number offered by Newco, the offered Newco Shares shall be allocated in accordance with the Shareholders' percentage ownership of outstanding Newco Shares prior to such sale. In addition to the aforementioned procedure, the parties shall also comply with the procedure established in the Argentine Company Law No. 19,550, as amended from time to time.

12.3 If a No Dilution Period does not apply and Newco proposes to borrow funds from a Newco Shareholder or Affiliate thereof, prior to accepting any such loan Newco shall offer each other Newco Shareholder (or its designated Affiliate) the right to participate in such loan, pro rata to its shareholding in Newco, on the same terms and conditions. Each Newco Shareholder must notify Newco whether it wishes to participate in such loan within thirty (30) days after being so offered.

12.4 No Newco Shareholder shall be obligated to subscribe and pay for any additional Newco shares, nor lend or invest any additional amount to or in Newco. If any Newco Shareholder does not subscribe and pay for its pro rata share of any additional Newco Shares offered to it in accordance with Section
12.2 within sixty (60) days after the date of offer by Newco, each other Newco Shareholder shall be entitled, but not obligated, to acquire its pro rata portion of such Newco Shares on the same terms of the original offer.

12.5 It shall be the policy of Newco not to maintain excess distributable cash. Accordingly, after the Mine Completion Date the parties shall, unless the Board of Newco unanimously decides otherwise and subject to applicable law, cause Newco to distribute to its shareholders on a semi-annual basis all cash not reasonably needed by Newco for operations, maintenance, taxes, debt service, working capital, exploration programs within the Property, reinvestment or expansion of any existing mine or the development of any new mine within the Property. It shall be the policy of Newco to promptly beneficiate and sell all marketable mineral products from any Mine on the Property. Upon unanimous agreement of the Board of Directors of Newco, Newco may issue dividends of refined gold and silver from the Property in lieu of cash. Unless unanimously approved by the Board of Directors of Newco, Newco shall not enter into any futures contracts, forward sales, hedging, derivatives trading or any other similar marketing mechanism in relation to the mineral products produced from the Property.

13. MANAGEMENT OF NEWCO AFTER VESTING

13.1 After the Vesting Date, Newco shall not take action with respect to any of the following items unless such item has been approved by the Board of Directors of Newco or at a meeting of the shareholders of Newco, as applicable under the Argentine Company Law:

      (a)   adoption of operating and capital budgets for Newco;

      (b)   adoption of exploration programs for the Property;

      (c) appointment of the chief executive officer and chief financial officer of Newco;

      (d)   appointment of the external auditors of Newco;

      (e)   commissioning any bankable feasibility study;

      (f) entering into any project finance agreements or other similar agreements to borrow funds to construct a mine on the Property;

      (g) increase of the corporate capital and/or issuing any equity securities of Newco;

      (h) granting any mortgage, pledge or other security interest with respect to any of the Rights or any assets of Newco; and

      (i) entering into any contract with a Newco Shareholder or Affiliate of a Newco Shareholder.

13.2 After the Vesting Date, and for so long as each of MHC and MAI is entitled to appoint a director of Newco pursuant to Section 11.1, Newco shall not take action with respect to any of the following items unless such item has been unanimously approved by both MAI and MHC (at a shareholders or board meeting) provided that the favorable vote at a board meeting of either party's nominee shall be deemed an approval by that party:

      (a) the sale of all or substantially all of the Rights and the assets of Newco;

      (b) any amendment of the articles of incorporation of Newco that would have an adverse effect on the rights of any particular Shareholder to receive its corresponding share of the profits of Newco, it being agreed that an amendment to increase the share capital of Newco and pursuant to which each shareholder shall have preemptive rights in accordance with Article 12 of this Agreement shall not be subject to this Section 13.2;

      (c) entering into any new line of business not relating to Exploration, Development or Mining of the Property or the sale of mineral products from the Property; and

      (d) acquiring real property or conducting Exploration, Development or Mining outside of the Property, unless the same is reasonably necessary to permit the exploitation of any part of the Property; and

      (e)   any merger or other corporate combination involving Newco.

13.3 In the event of any disagreement between a party entitled under this Agreement to appoint a majority of Newco's directors (the "Majority Owner") and a party entitled hereunder to appoint one director (the "Minority Owner") concerning any act of Newco that requires the unanimous approval of the Board under this Agreement, the Majority Owner shall have the option to buy all, but not less than all, of the Newco Shares owned by the Minority Owner at

"Fair Value", as determined below. Unless otherwise agreed by the Minority Owner, such purchase shall be made by payment in full in cash at the closing of such purchase. Such option must be exercised by written notice to the Minority Owner given within thirty (30) days after the meeting of the Board (or the Owners Meeting) at which the Minority Owner or its nominee on the Board of Newco refuses to approve the relevant action favored by the Majority Owner. Upon the giving of such notice, the parties shall determine the Fair Value of the Newco Shares to be purchased hereunder as follows:

13.3.1 Within thirty (30) days after the date of such notice (the "Notice Date"), each of the Majority Owner and the Minority Owner shall provide to the other its initial determination of the Fair Value of the Newco Shares to be sold hereunder. The parties shall attempt to reach agreement on such Fair Value based upon such exchange of determinations, but if they do not agree upon such Fair Value within sixty (60) days after the Notice Date, then such Fair Value shall be determined by appraisers appointed in accordance with Section 13.3.2 below.

13.3.2 If appraisers are required pursuant to Section 13.3.1, each party shall select within ninety (90) days of the Notice Date an appraiser, who shall be a banker, accountant or other person familiar with valuing mining enterprises. The two appraisers selected shall jointly select a third appraiser. The three appraisers so chosen shall determine by majority vote the Fair Value of the Newco Shares to be purchased hereunder. In making such determination, the appraisers must select one of the initial determinations of Fair Value exchanged between the Majority Owner and the Minority Owner. The fees and expenses of the appraisers shall be paid by that party whose determination of Fair Value was not selected by the appraisers.

14. ALTERNATIVE DEVELOPMENT OF ADDITIONAL MINES

14.1 At any time after the third anniversary of the Mine Completion Date, any director of Newco appointed by MAI may present to the Board of Newco a program to develop a portion of the Property not then under development by Newco. Such program shall contain appropriate exploration results and other customary information to permit the Board of Newco to make a reasoned decision whether to develop such portion of the Property.

14.2 If (i) the Board of Newco does not decide within one year after such presentation to undertake the development proposed by such director of Newco, or
(ii) after having decided to undertake such development, Newco does not commence such development within two years after such decision, then MAI may elect within sixty (60) days after such one year period or two year period, as the case may be, by written notice to MHC to undertake such development. In such event, the parties shall cause Newco to transfer Newco's rights to such portion of the Property covered by such proposal to a new entity initially owned by MHC (or its designated Affiliates) and MAI (or its designated Affiliates) in the same proportions as such parties then own Newco. The initial share capital of such new entity shall reflect the fair market value of the rights transferred to it by Newco.

14.3 The parties shall cooperate to cause such new entity to develop its portion of the Property as originally proposed by MAI, with such changes as the parties mutually agree. Each party shall have preemptive rights to subscribe for additional equity of the new entity and to participate in loans to the new entity in the same manner as provided for under Section 12 of this Agreement in respect of Newco. The parties shall enter into an appropriate shareholders or joint venture agreement to govern such new entity, which agreement shall faithfully reflect the relevant provisions of this Agreement; provided, that MAI shall control the operations of the new entity, subject to normal supervisory approval of the Board of the new entity.

15. INTER-COMPANY TRANSACTIONS

            The parties shall procure that any transaction between Newco and any Newco Shareholder or Affiliate of a Newco Shareholder shall be on commercially reasonable terms and an arm's length basis.

16. NOTICES

16.1 Any notice, direction, or other instrument required or permitted to be given under this Agreement shall be in writing and shall be given by the delivery of same by hand or by a recognized international courier service or by mailing same by prepaid registered or certified mail or by transmitting same by facsimile or other similar form of telecommunication, in each case addressed to the intended recipient as follows and with acknowledgement of receipt requested:

            If to MAI:     Minera Andes Inc.
                           3303 North Sullivan Road
                           Spokane, Washington
                           Attention:  Allen Ambrose
                           Facsimile No.:  (509) 921-7325

            If to MASA:    Minera Andes S.A.
                           c/o Minera Andes Inc.
                           3303 North Sullivan Road
                           Spokane, Washington
                           Attention:  Allen Ambrose
                           Facsimile No.:  (509) 921-7325

            If to MHC:     Mauricio Hochschild & Cia. Ltda.
                           Pasaje El Carmen 180
                           Urb. El Vivero de Monterrico, Surco
                           Lima 33, Peru
                           Attention:  Eduardo Hochschild
                           Facsimile No.:  (511) 437-5009

16.2 Any notice, direction, or other instrument aforesaid will be deemed to have been given on the day of receipt by the intended recipient.

16.3 Any party may at any time give notice in writing to the others of any change of address or of representative, and from and after the giving of such notice, the address or representative therein specified will be deemed to be the address or representative of such party for the purposes of giving notice hereunder.

17. FURTHER ASSURANCES

17.1 Each of the parties covenants and agrees, from time to time and at all times, to do all such further acts and execute and deliver all such further deeds, documents and assurances as provided for in this Agreement and as may be reasonably required in order to fully perform and carry out the terms and intent of this Agreement.

17.2 In the event of any conflict between a provision of this Agreement and any other agreement between all the parties, or some of them, the provisions of this Agreement shall prevail.

18. ENUREMENT

18.1 This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

19. FORCE MAJEURE

19.1 No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its reasonable control (except those caused by its own lack of funds) including, but not limited to, acts of God, fire, storm, flood, explosion, earthquake, strikes, lockouts or other industrial disturbances, acts of public enemy, war, riots, laws, rules and regulations or orders of any duly constituted governmental authority, or non-availability of materials or transportation (each an "Intervening Event").

19.2 All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event.

19.3 A party relying on the provisions of Section 19.1 hereof, insofar as possible, shall promptly give written notice to the other party of the particulars of the Intervening Event, shall give written notice to the other party as soon as the Intervening Event ceases to exist, shall take all reasonable steps to eliminate any Intervening Event and will perform its obligations under this Agreement as far as practicable, but nothing herein will require such party to settle or adjust any labor dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

20. SEVERABILITY

20.1 If any one or more of the provisions contained herein is found to be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provisions shall not in any way be affected or impaired thereby in any other jurisdiction, and the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

21. AMENDMENT

21.1 This Agreement may be modified or amended only by a written instrument signed by all the parties hereto, and compliance with the terms and conditions hereof may be waived only by means of a written instrument signed by or on behalf of the party or parties granting and otherwise materially affected by such waiver.

22. ENTIRE AGREEMENT

22.1 The memorandum of understanding dated August 28, 2000, between MHC and MAI (the "MOU") is hereby terminated.

22.2 This Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes the MOU and all prior agreements and memoranda between the parties or any of them with respect to the subject matter hereof.

23. GOVERNING LAW; ARBITRATION

23.1 This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

23.2 Any dispute, controversy or claim arising out of or relating to this Agreement shall be determined by arbitration in accordance with the International Arbitration Rules of the American Arbitration Association in New York, New York by three arbitrators appointed in accordance with said rules. The language of the arbitration proceeding shall be English, but each arbitrator shall be fluent in both English and Spanish. Any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

            IN WITNESS WHEREOF the parties have executed this Agreement as of the day, month and year first above written.

                                            MINERA ANDES INC.

                                            By: /s/ Allen V. Ambrose
                                                --------------------------------
                                                 Allen V. Ambrose
                                            Its: President


                                            MINERA ANDES S.A.

                                            By: /s/ Dr. Jorge Vargas
                                                --------------------------------
                                                 Dr. Jorge Vargas
                                            Its: President


                                            MAURICIO HOCHSCHILD & CIA. LTDA.

                                            By: /s/ Eduardo Hochschild
                                                --------------------------------
                                                 Eduardo Hochschild
                                            Its: Vice-President

                                LIST OF SCHEDULES

               Schedule "A" -  Description of the Rights

               Schedule "B" -  Description of Huevos Verdes

               Schedule "C" -  Description of Pilot Plant

               Schedule "D" -  Form of Articles of Incorporation (Acta
                               Constitutiva) of Newco

               Schedule "E" -  Form of Irrevocable Proxy

               Schedule "F" -  Accounting Procedures for Expenditures

                                   SCHEDULE A

           to that certain Option and Joint Venture Agreement between

                               MINERA ANDES INC.,
                               MINERA ANDES S.A.,
                                       and
                        MAURICIO HOCHSCHILD & CIA. LTDA.

                     made as of the 15th day of March, 2001

                    =========================================

                              Description of Rights
                         (1) List of Files (Expedientes)

--------------------------------------------------------------------------------
           CATEO                    AREA, hectares           FILE/EXPEDIENTE No.
--------------------------------------------------------------------------------

Cerro Saavedra                          4,000                   402.84/MA/97
--------------------------------------------------------------------------------
Cateo 1                                 4,500                   406,943/MA/98
--------------------------------------------------------------------------------
Cerro Saavedra NE                       2,500                   408,766/MA/98
--------------------------------------------------------------------------------
Cateo 2                                 2,750                   406,945/MA/98
--------------------------------------------------------------------------------
Cateo 4                                 4,110                   406,977/MA/98
--------------------------------------------------------------------------------
Cateo 5                                 3,560                   406,978/MA/98
--------------------------------------------------------------------------------
Cateo 6                                 2,875                   406,979/MA/98
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
      MANIFESTATION of
         DISCOVERY                 AREA, hectares           FILE/EXPEDIENTE No.
--------------------------------------------------------------------------------
El Pluma 1                               750                   410,411/MA/99
--------------------------------------------------------------------------------
El Pluma 2                              1,000                  412,277/MA/99
--------------------------------------------------------------------------------
El Pluma 3                               750                   412,279/MA/99
--------------------------------------------------------------------------------
El Pluma 4                              1,000                  412,281/MA/99
--------------------------------------------------------------------------------
El Pluma E 1                            1,000                  410,412/MA/99
--------------------------------------------------------------------------------
El Pluma E 2                            1,000                  412,278/MA/99
--------------------------------------------------------------------------------
El Pluma E 3                             800                   412,280/MA/99
--------------------------------------------------------------------------------
Tres Colores A                          1,000                  411,332/MA/99
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Tres Colores B                          998.5                  411,331/MA/99
--------------------------------------------------------------------------------
Tres Colores C                           901                   414,643/MA/00
--------------------------------------------------------------------------------
Tres Colores D                           901                   414,642/MA/00
--------------------------------------------------------------------------------
Tres Colores E                         999.95                  414,641/MA/00
--------------------------------------------------------------------------------
Tres Colores F                         999.95                  414,640/MA/00
--------------------------------------------------------------------------------
Tres Colores G                          397.5                  414,639/MA/00
--------------------------------------------------------------------------------
Saavedra 1a                             1,000                  410,093/MA/99
--------------------------------------------------------------------------------
Saavedra 8                              1,000                  410,092/MA/99
--------------------------------------------------------------------------------
Saavedra 7a                             1,000                  410,090/MA/99
--------------------------------------------------------------------------------
Saavedra 2a                             1,000                  410,091/MA/99
--------------------------------------------------------------------------------
Saavedra 6b                              800                   410,094/MA/99
--------------------------------------------------------------------------------
Saavedra 5                               800                   410,089/MA/99
--------------------------------------------------------------------------------
Saavedra 4                               800                   410,095/MA/99
--------------------------------------------------------------------------------
Saavedra 3                               800                   410,096/MA/99
--------------------------------------------------------------------------------
Tres A                                  1,000                  411,333/MA/99
--------------------------------------------------------------------------------
Tres B                                   750                   411,334/MA/99
--------------------------------------------------------------------------------
Saavedra 9                              1,000                  413,396/MA/00
--------------------------------------------------------------------------------
Saavedra 10                             1,000                  413,395/MA/00
--------------------------------------------------------------------------------
Tres C                                   980                   414,264/00/MA
--------------------------------------------------------------------------------
Tres D                                 770.13                  414,265/00/MA
--------------------------------------------------------------------------------
Tres E                                  1,000                  414,266/00/MA
--------------------------------------------------------------------------------
Tres F                                  1,000                  414,267/00/MA
--------------------------------------------------------------------------------
Uno A                                    840                   413,095/MA/00
--------------------------------------------------------------------------------
Uno B                                    840                   413,096/MA/00
--------------------------------------------------------------------------------
Uno C                                   820.2                  413,097/MA/00
--------------------------------------------------------------------------------
Dos A                                   999.6                  411,338/MA/99
--------------------------------------------------------------------------------
Dos B                                   999.6                  411,337/MA/99
--------------------------------------------------------------------------------
Dos C                                   999.6                  411,336/MA/99
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Dos D                                   501.2                  411,335/MA/99
--------------------------------------------------------------------------------
Dos E                                  911.35                  414,525/MA/00
--------------------------------------------------------------------------------
Dos F                                    990                   414,526/MA/00
--------------------------------------------------------------------------------
Dos G                                    990                   414,524/MA/00
--------------------------------------------------------------------------------
Seis A                                 999.75                  412,844/MA/00
--------------------------------------------------------------------------------
Seis B                                 999.75                  412,845/MA/00
--------------------------------------------------------------------------------
Seis C                                 999.75                  412,846/MA/00
--------------------------------------------------------------------------------
Seis D                                 869.75                  412,847/MA/00
--------------------------------------------------------------------------------
Siete A                                  750                   412,483/MA/99
--------------------------------------------------------------------------------
Siete B                                  750                   412,484/MA/99
--------------------------------------------------------------------------------
Diez A                                  1,000                  412,848/MA/00
--------------------------------------------------------------------------------
Once A                                  537.5                  412,849/MA/00
--------------------------------------------------------------------------------
Once B                                  537.5                  412,850/MA/00
--------------------------------------------------------------------------------
Ocho A                                   900                   413,397/MA/00
--------------------------------------------------------------------------------
Cinco A                                 1,000                  413,098/MA/00
--------------------------------------------------------------------------------
Cinco B                                  950                   413,099/MA/00
--------------------------------------------------------------------------------
Cinco C                                 490.6                  413,100/MA/00
--------------------------------------------------------------------------------
Cuatro A                                 750                   413,101/MA/00
--------------------------------------------------------------------------------
Cuatro B                                 750                   413,102/MA/00
--------------------------------------------------------------------------------
Cuatro C                                 675                   413,103/MA/00
--------------------------------------------------------------------------------
Nueve A                                 1,000                  413,104/MA/00
--------------------------------------------------------------------------------
Ocho B                                  1,000                  414,286/MA/00
--------------------------------------------------------------------------------
Ocho C                                   874                   414,285/MA/00
--------------------------------------------------------------------------------
Nueve B                                 1,000                  414,268/MA/00
--------------------------------------------------------------------------------
Nueve C                                 671.5                  414,269/MA/00
--------------------------------------------------------------------------------
Nueve D                                 671.5                  414,270/MA/00
--------------------------------------------------------------------------------
Once F                                  460.1                  414,780/MA/00
--------------------------------------------------------------------------------
Diez E                                  1,000                  414,781/MA/00
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
Once C                                  1000                   414,782/MA/00
--------------------------------------------------------------------------------
Once D                                   900                   414,783/MA/00
--------------------------------------------------------------------------------
Diez B                                   700                   414,784/MA/00
--------------------------------------------------------------------------------
Diez C                                   700                   414,785/MA/00
--------------------------------------------------------------------------------
Once E                                   800                   414,786/MA/00
--------------------------------------------------------------------------------
Diez D                                  1000                    414,787/MA00
--------------------------------------------------------------------------------
Seis F                                   994                   400,246/MA/01
--------------------------------------------------------------------------------
Seis G                                   817                   400,245/MA/01
--------------------------------------------------------------------------------
Seis E                                   900                   400,244/MA/01
--------------------------------------------------------------------------------
Total
--------------------------------------------------------------------------------

                              (2) Area of Interest

                El Pluma/Cerro Saavedra project boundary corners
           Gauss-Kruger coordinates beginning in NW corner, clockwise

                              Corner  GK East   GK North

                                1     2397000   4839000
                                2     2409300   4839000
                                3     2409300   4829000
                                4     2416000   4829000
                                5     2416000   4824000
                                6     2416960   4824000
                                7     2416960   4811500
                                8     2413600   4811500
                                9     2413600   4819000
                                10    2401000   4819000
                                11    2401000   4821000
                                12    2390300   4821000
                                13    2390300   4810000
                                14    2392500   4810000
                                15    2392500   4806460
                                16    2393600   4806460
                                17    2393600   4804100
                                18    2394500   4804100
                                19    2394500   4803000
                                20    2397500   4803000
                                21    2397500   4800000
                                22    2399500   4800000
                                23    2399500   4794130
                                24    2402750   4794130
                                25    2402750   4801500
                                26    2406750   4801500
                                27    2406750   4791000
                                28    2407000   4791000
                                29    2407000   4788000
                                30    2402500   4788000
                                31    2402500   4791614
                                32    2397500   4791614
                                33    2397500   4778007
                                34    2390500   4778007
                                35    2390500   4786600
                                36    2386500   4786600
                                37    2386500   4797500
                                38    2386300   4797500
                                39    2386300   4807000
                                40    2384343   4807000
                                41    2384343   4809000
                                42    2381000   4809000
                                43    2381000   4819000
                                44    2384343   4819000

                                45    2384343   4821000
                                46    2388335   4821000
                                47    2388335   4827000
                                48    2392500   4827000
                                49    2392500   4831000
                                50    2397000   4831000

                                  SCHEDULE A
                             DESCRIPTION OF RIGHT

                         PERIMETER OF AREA OF INTEREST

                                     [MAP]

                                   SCHEDULE B
                          DESCRIPTION OF HUEVOS VERDES

                                     [MAP]

                                   SCHEDULE C

           to that certain Option and Joint Venture Agreement between

                               MINERA ANDES INC.,
                               MINERA ANDES S.A.,
                                       and
                        MAURICIO HOCHSCHILD & CIA. LTDA.

                     made as of the 15th day of March, 2001.
                                (the "Agreement")

                    =========================================

                           DESCRIPTION OF PILOT PLANT

The Pilot Plant shall be a mineral crushing, sorting and concentration facility built for the purpose of conducting tests aimed at optimizing the ore benefaction process in anticipation of, and to test the viability of, the construction of a full scale processing facility. The pilot plant shall have a capacity for processing not less than 50 (fifty) tons per day of mined material. While the exact configuration of the plant will depend on metallurgical testing, a generalized description of a possible plant follows.

The plant will have three main areas consisting of crushing, grinding and concentration circuits. The crushing circuit shall consist of some or all of the following equipment: coarse separator, pan feeder, jaw crusher, conveyor belts, vibrating screens, secondary crushers and classifiers. The grinding circuit shall consist of some or all of the following equipment: two Denver ball mills, a helicodial classifier, two Knelson concentrators, various pumps, various cyclones, a spiral, and gravity separation tables. The concentration circuit might consist of various floatation tanks including rougher, scavenger and cleaner cells, and associated pumps. If, after metallurgical testing, leaching of the ore is warranted, then leach tanks may also be included as part of the pilot plant.

The plant will be enclosed in a metal structure and will have adequate illumination and maintenance access. The pilot plant will be powered by diesel generator(s).

                                   SCHEDULE D

           to that certain Option and Joint Venture Agreement between

                               MINERA ANDES INC.,
                               MINERA ANDES S.A.,
                                       and
                        MAURICIO HOCHSCHILD & CIA. LTDA.

                     made as of the 15th day of March, 2001.
                                (the "Agreement")

                    =========================================

                              FORM OF NEWCO BY-LAWS

                           [Heading by Notary Public]

 ARTICLE ONE: The company is called "____________ S.A." (hereinafter the "Corporation") and has its domicile in the City of [Buenos Aires]. It may set up branches, agencies or any other kind of representation within or outside the Republic of Argentina. ARTICLE TWO: The duration of the Corporation shall be ninety-nine years, counted as from the date of registration with the Public Register of Commerce. ARTICLE THREE: The Corporation's principal corporate object is to engage by itself, on account of third parties or associated with third parties, in the country or abroad, in the following activities: a) exploration and development of mines, extraction and processing of its minerals and marketing of its products, by-products, components and related products; b) elaboration or obtention of raw materials, products, by-products, related substances and minerals; c) purchase, sale, import, export and distribution of raw material, products, subproducts, related substances and minerals; e) finance all the corporate activities mentioned hereinabove and grant short or long term loans, with real estate securities or personal guarantees, with express exclusion of the operations encompassed in the Financial Entities Law; f) carry out all the activities necessary or convenient to explore, develop, produce, extract, reduce, recollect, refinance, elaborate, exploit, grind, process, sell, transport, transmit, market and distribute minerals and any other mineral resource of any kind and description; and g) the Corporation may engage in commissions, agencies, representations and consignments related to its corporate object. To such end the Corporation has full legal capacity to acquire rights, undertake obligations and carry out all the acts not prohibited by the laws or by this by-laws. ARTICLE FOUR: The capital stock shall be equivalent to $12,000 (Twelve Thousand Pesos), and is represented by 11,990 Class A common shares, of $1 nominal value each and entitled to one vote per share and 10 Class B common shares, of $1 nominal value each and entitled to one vote per share. All shares shall be registered and non endorsable. Shares of preferred stock may be issued pursuant to the issuance conditions established by the Shareholders Meeting. ARTICLE FIVE: The corporate capital may be increased up to five times its present amount through a decision adopted by the Shareholders' Ordinary Meeting in furtherance of Section 180 of the Business Companies Law. All other capital increase, issuance of debentures or bonds and their conversion into shares, shall require a favorable decision of the Shareholders' Extraordinary Meeting. ARTICLE SIX: The shares and provisional certificates to be issued will include the provisions of Article 211 and 212 of the Business Companies Law. The Company is allowed to issue certificates representing more than one share. ARTICLE
SEVEN: In the event of default in the paying in of the shares, the Board of Directors may choose any of the procedures contemplated in Section 193 of the Business Companies Law. ARTICLE EIGHT: The transfer of ownership of the shares is effective vis-a-vis the Corporation and third parties as from when the assignor and the assignee thereof notify the Board of Directors the assignment or transfer and, the required recordings are made in the Registry of Shares.
8.1. No shareholder of the Company ("Company Shareholder") shall sell, transfer, convey, assign, pledge, or grant an option in respect of, or grant a right to purchase, or in any manner transfer or alienate (each of the foregoing, for purposes of this Article 8, hereinafter referred to as a "transfer") any shares of the Company ("Company Shares") prior to [to be completed with the date of the third anniversary of the Agreement _____2004]at 8 p.m. 8.2. After [to be completed with the date of the third anniversary of the Agreement _____, 2004] at 8 p.m., any Company Shareholder may propose to transfer all or part of its Company Shares, for which purpose it shall furnish to each other Company Shareholder written notice of the identity of the proposed transferee, the number of Company Shares proposed to be transferred, the terms and conditions of the proposed transfer and such facts as reasonably demonstrate the transfer is a bona fide transfer (a "Notice of Proposed Transfer"). (In this Section 8.2, that party which furnishes a Notice of Proposed Transfer is called, with respect to the transfer of Company Shares proposed therein, the "Seller", and such other Company Shareholders are called, with respect to such proposed transfer, the "Offeree Shareholders" and each individually, an "Offeree Shareholder"). Any Offeree Shareholder may, within thirty (30) days after its receipt of the Notice of Proposed Transfer, elect to purchase all (but not less than all) such Company Shares to which the Notice of Proposed Transfer relates, at the same price and upon the same terms and conditions as shall be stated therein. If more than one Offeree Shareholder elects to purchase such Company Shares, then each such Offeree Shareholders shall be entitled to, and shall, exercise their first refusal rights on a pro-rata basis to each Offeree Shareholders shareholdings in the Company. purchase that proportion of the Company Shares to which the Notice of Proposed Transfer relates as the number of Company Shares owned by him or it bears to the total number of Company Shares owned by all such electing Offeree Shareholders, at the same price and upon the same terms and conditions as shall be stated therein. 8.3. The election provided for in Section 8.2 shall be made by an Offeree Shareholder by giving to the Seller written notice of such election (the "Notice of Election"). The Notice of Election shall specify a date, not later than thirty (30) days after the date the Notice of Election was given, for the closing of such purchase. The furnishing of a Notice of Election in such form shall bind such Offeree Shareholder to purchase, and the Seller to sell, on the date for the closing so specified, such Company Shares described in the Notice of Proposed Transfer, on the terms and conditions stated therein. 8.4. If the Offeree Shareholders do not, within the time period provided for in this Article 8, elect to purchase such Company Shares to which they are entitled by this Article 8 to elect to purchase, the Seller may, at any time within sixty (60) days after the last day of such time periods, transfer such Company Shares to the transferee identified in the Notice of Proposed Transfer, at the same price and upon the same terms and conditions stated in such Notice of Proposed Transfer. If, at the end of such period, the Shares have not been transferred to the transferee identified in the Notice of Proposed Transfer, the restrictions established in this Article 8 on Seller's ability to transfer its Company Shares shall again apply to any proposed transfer of the Company Shares referred to in such Notice. 8.5. The restrictions on the transfer of Company Shares established in this Article 8 shall not apply to a transfer of Company Shares by a Company Shareholder to an/other Company Shareholder/s (or any Affiliate thereto) or to an Affiliate of the transferring Company Shareholder if such Affiliate has furnished to the other Company Shareholders an undertaking in writing, the performance of which is guaranteed by the transferring Company Shareholder, in form reasonably satisfactory to the other Company Shareholders, to be bound by the provisions of this by-laws and any other agreement that may exist among the Company Shareholders at the time of the transfer, in the same manner as the transferor of such Company Shares had been bound. Affiliate means with respect to any person, any other person controlling, controlled by or under common control with such person. ARTICLE NINE: The direction and management of the Company shall be entrusted to its Board of Directors which shall be composed of one (1) regular director(1) and one (1) alternate director appointed by Class A shares and one
(1) regular director and one (1) alternate director appointed by Class B shares. In cases of vacancy, resignation, absence or temporary or permanent impediment, alternates shall replace regular directors in the order of their election. Replacement shall be automatic. Directors shall hold office for one (1) fiscal years and may be reelected for one or more terms, successive or otherwise. In their first meeting, the Board of Directors shall elect the President. ARTICLE
TEN: The Board shall hold valid meetings at least quarterly or at the request of any director; quorum is met with two directors being present. Decisions shall be adopted with the unanimous vote of the two directors. A director may be represented by another director with sufficient authority. Notice of the meeting shall be given to each director with at least 10 days prior notice unless an unanimous board meeting takes place. ARTICLE ELEVEN: The Board has full powers of management and disposal, even those for which special powers are required in accordance with Section 1881 of the Civil Code and Section 9 of Decree 5965/63. Specifically it shall be empowered to make transactions with any kind of public or private financial or banking institutions, to grant or revoke special or general powers of attorney for judicial, administrative and any other purposes, to file or defend in suits, to report and bring criminal proceedings and to perform

--------
(1) Please note that pursuant to Argentine Business Company Law, the absolute mayority of the directors -in this case both of them- must be Argentine residents.

any other act for acquiring rights or assuming obligations. The President and the Vice-president of the Board shall jointly be vested with the legal representation of the Corporation. ARTICLE TWELVE: The Company shall not appoint a Syndic pursuant to the terms of Article 284 of the Business Companies Law. If due to capital increases the Corporation would become encompassed within the terms of item two of Article 299 of the Business Companies Law, the Shareholders Ordinary Meeting must appoint regular and alternate syndics, who shall hold office for one (1) fiscal years and may be reelected for one or more terms, successive or otherwise. ARTICLE THIRTEEN: First and second calls for Shareholders meetings may be made simultaneously, in which case the meeting on second call shall be held one hour after the meeting on first call was unsuccessful. The calls for meetings shall be made in the form contemplated in the Business Companies Law and shall also be notified by mail to each shareholder at the address that it has registered in the books of the Corporation with at least fourteen business days prior notice to the date of the Meeting. In the absence of such notice, the Shareholders' Meeting shall be invalid unless all shareholders are present and all decisions are adopted unanimously. ARTICLE FOURTEEN: At both Ordinary and Extraordinary Shareholders Meetings, either on first or second call, quorum and majorities shall be those established in Section 243 and 244 of the Business Company Law. ARTICLE FIFTEEN:
The fiscal year of the corporation shall end on December 31 of each year. Financial statements shall be prepared as of such date, in accordance with legal and technical requirements. Profits shall be allocated as follows: a) 5%, and up to 20% of the capital stock, shall be set aside on account of legal reserve; b) for the payment of the directors' and, if applicable, syndics' fees; c) the remainder shall be distributed by way of dividend in cash among the Shareholders within the year of having been approved, unless otherwise resolved by the Shareholders Meeting. ARTICLE SIXTEEN: In the event of dissolution of the corporation, winding up proceedings shall be carried out by the Board of Directors under the syndic's control, if the case may be. Upon due cancellation of the liabilities, the balance shall be allocated among the Shareholders pro rata to their holdings. SECTION TWO: SUBSCRIPTION AND PAYMENT OF THE CAPITAL STOCK. That they fully subscribe the capital stock in common registered non-endorsable shares, of $1 nominal value each, entitling to one vote per share, in the following proportions: MAI subscribes 11,990 shares, and MHC subscribes 10 shares. The shareholders hereby pay in 25% of their respective equity holdings in cash, the outstanding balance must be paid in within a two year term as from the date hereof. SECTION THREE: BOARD OF DIRECTORS: The first Board of Directors of the Corporation is appointed as follows: President:
____________; Vice-president: __________ Alternate Directors: _______________, who shall replace _________, and __________ who shall replace ____________. SECTION FOUR: CORPORATE DOMICILE: The corporate domiciled of the Corporation is established at ___________, of this City. SECTION FIVE: AUTHORIZATION AND SPECIAL POWER OF ATTORNEY: A Special Power of Attorney is granted hereby in favor of __________, so that any of them acting individually or jointly may request and carry out the necessary steps in order to register the corporation with the Public Registry of Commerce (Registro Publico de Comercio) and to carry out all the necessary steps required by the Office of Corporations (Inspeccion General de Justicia), duly empowered to file any kind of briefs and requests, to file and request documentation and publications, to deposit and withdraw the funds referred to in Article 187 of Business Companies Law and to deliver any supplementary, clarifying or rectifying deed. ATTENDING THIS ACT: [_________] and [_____________], all able I attest, STATE THE FOLLOWING: That they accept the offices to which they have been appointed in the Corporation. AT THIS STAGE the attendees establish, in compliance with Article 256 of Law 19,550 and in their capacities as Directors of the Corporation, special domicile at ______________. AFTER READING AND RATIFYING THIS DEED the attendees sign before me, I attest. Signed: _____, _____, _____, _____.

                                   SCHEDULE E

           to that certain Option and Joint Venture Agreement between

                               MINERA ANDES INC.,
                               MINERA ANDES S.A.,
                                       and
                        MAURICIO HOCHSCHILD & CIA. LTDA.

                     made as of the 15th day of March, 2001.
                                (the "Agreement")

                    =========================================

                            FORM OF IRREVOCABLE PROXY

      This irrevocable proxy is given pursuant to Section 3.5 of that certain Option and Joint Venture Agreement (the "Agreement"), dated as of March __, 2001, by and between Minera Andes, Inc., a corporation formed under the laws of Canada ("MAI"), Minera Andes S.A., a corporation formed under the laws of Argentina ("MASA") and Mauricio Hochschild & Cia. Ltda., a corporation formed under the laws of Peru ("MHC"). Capitalized terms used herein and not otherwise defined have the meanings ascribed to them in the Agreement.

      Each of MAI and MASA hereby irrevocably appoints ______________, who shall have full power to substitute any other person, as its true and lawful proxy and attorney-in-fact (the "Proxy-Holder") to vote on its behalf and in its name, place and stead, all shares of [Name of Newco] ("Newco") that it now owns or may come to own (the "Newco Shares") solely in the circumstances set forth below. The proxy conveyed hereby is given in connection with the right of MHC under the Agreement to acquire capital stock of Newco under certain circumstances and, accordingly, is coupled with an interest and is irrevocable.

      The Proxy-Holder may vote the Newco Shares in the following circumstances:

      1. If, at any time, the Option is exercisable and is validly exercised by MHC and, notwithstanding such exercise, MAI and/or MASA fail within a reasonable period of time to cause Newco to take such action as may be necessary to cause MHC (or any designated Affiliate of MHC) to acquire fifty-one percent (51%) of the issued and outstanding share capital of Newco as provided in the Agreement, the Proxy-Holder shall be entitled to call a meeting of the shareholders of Newco and, at that meeting, to vote the Newco shares in any manner reasonably necessary to cause Newco to issue and deliver to MHC, or its designated Affiliate, as the case may be, shares of capital stock of Newco representing fifty-one percent (51%) of the issued and outstanding share capital of Newco immediately following such issuance and delivery.

      2. If, at any time prior to the expiration of this irrevocable proxy, the shareholders of Newco are asked to vote upon or authorize any action that will violate or contravene, or cause any party to violate, the provisions of the Agreement, the Proxy-Holder shall be entitled to vote the Newco Shares against the taking of any such action.

      Except as expressly provided above, this proxy shall convey no rights to vote or otherwise take action with respect to any Newco Shares and the holders thereof retain any and all other voting and other rights with respect thereto.

      Any dispute, controversy or claim arising out of this proxy shall be determined in the manner set forth in Section 23.2 of the Agreement.

      In order to comply with the terms of Section 1977 of the Argentine Civil Code, it is hereby expressly agreed that this irrevocable power of attorney shall remain in effect until (a) MHC or any Affiliate of MHC acquires 51% of the shares of Newco pursuant to Section 4.3. of the Agreement and the amendments to the by-laws of Newco required pursuant to Section 11.3 of the Agreement have been completed or (b) the termination of the Agreement, whichever occurs earlier, and shall thereafter expire.

      Dated this ___ day of __________, 2001.

MINERA ANDES INC.                                  MINERA ANDES S.A.


By:____________________                            By:____________________
Title:                                             Title:

                                   SCHEDULE F

           to that certain Option and Joint Venture Agreement between

                               MINERA ANDES INC.,
                               MINERA ANDES S.A.,
                                       and
                        MAURICIO HOCHSCHILD & CIA. LTDA.

                     made as of the 15th day of March, 2001.
                                (the "Agreement")

                    =========================================

                              ACCOUNTING PROCEDURE
           (For Recording of Expenditures by MHC During Option Period)

1. INTERPRETATION

1.1 In this Schedule capitalized terms defined in the Agreement shall have the same meanings herein and the following words, phrases and expressions shall have the following meanings:

"Account" means the books of account maintained by the Operator to record all Expenditures.

"Employee Benefits" means the Operator's cost of holiday, vacation, sickness, disability benefits, field bonuses, paid to, and the Operator's costs of established plans for employee's group life insurance, hospitalization, pension, retirement and other customary plans maintained for the benefit of, Employees and Personnel, as the case may be, which costs may be charged as a percentage assessment on the salaries and wages of Employees or Personnel, as the case may be, on a basis consistent with the Operator's cost experience.

"Employees" means those employees of the Operator who are assigned to and directly engaged in the conduct of Mining Work, whether on a full-time or part-time basis.

"Field Offices" means the necessary sub-office or sub-offices in each place in Argentina where Mining Work is being conducted.

"Government Contributions" means the cost or contributions made by the Operator pursuant to assessments imposed by governmental authority which are applicable to the salaries or wages of Employees or Personnel, as the case may be.

"Material" means the personal property, machinery, equipment and supplies acquired or held for use in Mining Work.

"Offices" means Field Offices and Supervision Offices, or any of them, as the context may require.

"Operator" means MHC and any Affiliate thereof designated by MHC to carry out Mining Work during the Option Period.

"Personnel" means those management, supervisory, administrative, clerical or other personnel of the Operator normally associated with the Supervision Offices whose salaries and wages are charged directly to the Supervision Office in question.

"Reasonable Expenses" means the reasonable expenses of Employees or Personnel, as the case may be, for which those Employees or Personnel may be reimbursed under the Operator's usual expense account practice; including without limiting the generality of the foregoing, any relocation expenses necessarily incurred in order to properly staff Mining Work.

"Supervision Offices" means the Operator's offices or department within the Operator's offices from which Mining Work is generally supervised.

When used in this Accounting Procedure, the term "Mining Work" shall mean only Mining Work relating to the Property.

2. DIRECT CHARGES

2.1 The Operator shall charge the Account with all Expenditures properly chargeable under the Agreement, including but not limited to the following items:

      (a) Construction Costs: All costs relating to the construction, lease or acquisition of facilities and buildings in connection with Mining Work.

      (b) Mining Costs: All costs relating to the carrying out of any surveys of the Property or any portion thereof and of any geophysical, geochemical and geological surveys; drilling, assaying, metallurgical testing and bulk sampling; and engaging in or commissioning any pre-feasibility or bankable feasibility studies, environmental reports and pilot plant operations.

      (c) Contractors' Charges: All proper costs relative to Mining Work incurred under contracts entered into by the Operator with third parties.

      (d) Labor Charges:

      (i) The salaries and wages of Employees in an amount calculated by taking the full salary or wage of each Employee multiplied by that fraction which has as its numerator the total time for the month that the Employees were directly engaged in the conduct of Mining Work and as its denominator the total normal working time for the month of the Employees;

            (ii)  The Reasonable Expenses of Employees; and

            (iii) Employee Benefits and Government Contributions in respect of the Employees in an amount proportionate to the charge made to the Account in respect to their salaries and wages.

      (e) Office Maintenance:

            (i) The cost or a pro rata portion of the costs, as the case may be, of maintaining and operating the Offices. The basis for charging the Account for Office maintenance costs shall be as follows:

                  (A)   the expense of maintaining and operating Field Offices;
                        and

                  (B) that portion of maintaining and operating the Supervision Offices which is equal to:

                        (1) the anticipated total operating expenses of the Supervision Offices divided by

                        (2) the anticipated total staff man days for the Employees whether in connection with Mining Work or not;

                        multiplied by

                        (3) the actual total time spent on Mining Work by the Employees expressed in man days;

                  provided, that, the Operator shall not charge the Account for any overhead expenses relating to MHC's offices or operations outside of Argentina as provided under the Agreement.

            (ii) Without limiting the generality of the foregoing, the anticipated total operating expenses of the Supervision Offices shall include:

                  (A) the salaries and wages of the Operator's Personnel which have been directly charged to those Offices and who have devoted time to the conduct of Exploration, Development or Mining on the Property;

                  (B)   the Reasonable Expenses of such Personnel; and

                  (C)   Employee Benefits of such Personnel.

      (f) Material: Material purchased or furnished by the Operator for use on the Property as provided under Section 3 of this Schedule F.

      (g) Transportation Charges: The cost of transporting Employees and Material necessary for Mining Work.

      (h) Service Charges:

            (i) The cost of services and utilities procured from outside sources other than services covered by Subsection 2.1(j) of this Schedule F; and

            (ii) Use and service of equipment and facilities furnished by the Operator as provided in Section 3.5 of this Schedule F.

      (i) Damages and Losses to Property: All costs necessary for the repair or replacement of assets made necessary because of damages or losses by fire, flood, storms, theft, accident or other cause. The Operator shall furnish Newco and MAI with written particulars of the damages or losses incurred as soon as practicable after the damage or loss has been discovered. The proceeds, if any, received on claims against any policies of insurance in respect of those damages or losses shall be credited to the Account.

      (j) Legal Expenses: All costs of handling, investigating and settling litigation involving the Property, the Rights or the Operator's work with respect thereto, including, without limiting the generality of the foregoing, lawyer's fees, court costs, costs of investigation or procuring evidence and amounts paid in settlement or satisfaction of any litigation or claims.

      (k) Taxes: All taxes, duties, fees, Mining Payments or assessments of every kind and nature including income taxes assessed or levied upon or in connection with the Property, the Rights, Mining Work, or the production therefrom, that have been paid by the Operator.

      (l) Insurance: Net premiums paid for:

            (i) such policies of insurance on or in respect of Mining Work as may be required to be carried by law; and

            (ii) such other policies of insurance as the Operator may carry in accordance with the Agreement; and

            (iii) the applicable deductibles in event of an insured loss.

      (m) Rentals: Fees, rentals and other similar charges required to be paid for acquiring, recording and maintaining permits, mineral claims and mining leases and rentals and of Mining Work.

      (n) Permits: Permit costs, fees and other similar charges which are assessed by various governmental agencies.

      (o) Other Expenditures: Such other costs and expenses which are not covered or dealt with in the foregoing provisions of this Section 2.1 of this Schedule F as are incurred by the Operator and reasonably necessary for the proper conduct of Mining Work or as may be contemplated in the Agreement.

3. PURCHASE OF MATERIAL

3.1 Subject to Section 3.5 of this Schedule F, the Operator shall purchase all Materials for Mining Work.

3.2 Materials purchased and services procured by the Operator directly for Mining Work shall be charged to the Account at the price paid by the Operator less all discounts actually received.

3.3 So far as it is reasonably practical, the Operator shall purchase, furnish or otherwise acquire only such Material as is consistent with efficient and economical operations and the Operator shall attempt to minimize the accumulation of surplus stocks of Material.

3.4 Any party may sell Material or services required in Mining Work to the Operator at arms' length terms.

3.5 Notwithstanding the foregoing provisions of this Section 3, the Operator shall be entitled to supply for use in connection with Mining Work equipment and facilities that are owned by the Operator and to charge the Account with such reasonable costs as are commensurate with the ownership and use thereof.

4. DISPOSAL OF MATERIAL

4.1 The Operator may, from time to time, sell any Material which has become surplus to the foreseeable needs of the Mining Work for such price and upon such terms and conditions as are available.

4.2 Any party may purchase from the Operator any Material which may from time to time become surplus to the foreseeable needs of the Mining Work for such price and upon such terms and conditions as Newco may approve.

4.3 The net revenues received from the sale of any Material shall be credited to the Account.